Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Spectra Energy Corp of our report dated February 18, 2009, relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC and subsidiaries as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 27, 2009